Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We have issued our report dated February 28, 2006 (except for Note 3, as to which the date is March 6, 2006) accompanying the consolidated financial statements and schedule of K-Tron International, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
August 4, 2006